Where Food Comes From, Inc. - 8-K

Exhibit 99.2

WHERE FOOD COMES FROM, INC.

2016 Year End Conference Call Script

Call date: Thursday, February 23, 2017

Call time: 10:00 a.m. Mountain Time

Good morning and welcome to the Where Food Comes From 2016 year-end earnings call.

During the course of this call we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk. Statements about future revenue, expenses, profitability, cash, growth strategy, new customer wins, business opportunities, market acceptance of our products and services, and potential acquisitions are forward looking statements. Listeners should not place undue reliance on these statements as there are many factors that could cause actual results to differ materially from our forward-looking statements. We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company. Today we will also be discussing EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles. We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. It is the Company’s policy not to provide specific guidance with respect to future revenue and earnings expectations or new customer wins.

I will now turn the call over to John Saunders, chairman and chief executive officer.

John

Good morning everyone and thanks for joining us today.

Today I want to spend a fair amount of time discussing the SureHarvest transaction because we’ve had a lot of questions about why we consider this acquisition to be so transformative for Where Food Comes From and we think it’s important that our stockholders understand the strategic implications of this move. But first I want to touch on a few financial highlights because we had another solid year of profitable growth.

For the full year:

●	Revenue increased 12% to $11.6 million from $10.4 million. 100% of this growth was organic.

●	Late in Q4 we added another $1.7 million in annualized revenue via SureHarvest. And looking ahead, prospects are good for growth among all of our operating subsidiaries, so we are looking forward to another solid performance in 2017.

●	From a GAAP standpoint, net income in 2016 declined to $433,000 from $534,000 in the prior year. However, that decline was due to the expenditure of approximately $305,000 in M&A costs associated with the fourth quarter SureHarvest acquisition. Absent that transaction, net income would have approximated $738,000 – representing a 38% increase over 2015 net income. Also, I think it is important to note that although a majority of the M&A expenses hit in the fourth quarter, we have been working on this transaction for more than a year.

●	As you probably noticed in our press release this morning, we are now reporting non-GAAP EBITDA and adjusted EBITDA numbers because we think it gives investors a better understanding of how well we are performing in the context of actual day-to-day operating expenses when you back out non-cash expenses and other items such as stock-based comp and M&A costs.

●	Adjusted EBITDA increased 13% in 2016 to $1.4 million from $1.2 million a year ago. To put that in perspective, in 2013 our adjusted EBITDA was $443,000. So in just three years our adjusted EBITDA has more than tripled.

●	We also continued to generate solid cash flows in 2016. Cash generated from operations increased 14% year over year to $1.0 million from $900,000 last year. Once again, to lend a little perspective, in 2013 we generated net cash of $217,000, so that’s closer to a four-fold increase in just three years.

●	We closed the year with $3.2 million in cash, cash equivalents and short-term investments. Our current ratio was 3.6:1 and we have no long-term debt.

●	These results underscore the overall health of our business and reflect the deep commitment and work ethic of individuals across all of our operating subsidiaries.

Turning now to our acquisition of SureHarvest:

●	Consistent with our approach in previous M&A transactions, we acquired a 60% controlling interest in SureHarvest with the right of first refusal on the remaining 40%. We do it this way for a couple of reasons: 1) We want to ensure the continued commitment and participation of key principals of the businesses we acquire, and this buys us a few years to keep these people engaged and focused on the continued success of their business. 2) The terms of our anticipated purchase of the remaining 40% interest are based on profitability metrics. This helps to ensure that the principals are fully invested in managing their operations with an eye toward profitability. As an aside, we’re happy to say that the principals of ICS, Validus and Sterling Solutions all remain in place after those transactions were fully completed and we hope that’s the case with the SureHarvest team a few years from now.

●	Where Food Comes From paid $2.8 million for SureHarvest, the majority of which was paid in common stock. In addition to continuing to use our stock as currency, we like the idea of having SureHarvest owners having a lot of skin in the game and a vested interest in the continued success of Where Food Comes From.

●	As we said earlier, SureHarvest adds another $1.7 million in annualized revenue. But much more importantly, the long-term strategic value of this transaction is the potential to move Where Food Comes From to a whole new level as a leader in our space.

●	Let me take a step back to explain what I mean by this. Our goal from the start has been to build a great business that dominates our space and is difficult to replicate. That’s our starting point. We began the process by building our IMI Global cattle traceability business into the industry’s largest. In the process, we developed systems, infrastructure and expertise that could be very effectively leveraged by adding new verification services – either organically or through M&A.

●	Over the past 8-10 years we’ve successfully executed on that strategy – beginning with a dominant position in the beef industry and building on that with solutions for all major proteins except seafood and a growing presence and solid foothold in many emerging, consumer-driven areas such as organic, non-GMO, gluten free, humane handling, sustainability and many other programs and standards. And as we’ve discussed many times, our growing services portfolio uniquely enables us to offer customers throughout the food chain the cost savings and convenience of bundled services.

●	Despite our success in executing on this strategy, there have been a few key components that were missing. For example, we had lacked a significant footprint in the massive west coast growing areas as well as commodity coverage in high value specialty crops. Another missing link was a broad-based solution to address the increasing demand in the area of sustainability. We addressed all of those issues with the SureHarvest acquisition.

●	SureHarvest brings 2,200 long-term, steadfast and innovative customers throughout California, Oregon and Washington. Their customers represent all stops along the food chain, including growers, packers, shippers, distributors, processors, retailers and trade associations. Their commodity coverage includes wine grapes, almonds, hazelnuts, mushrooms, leafy greens, avocados and other fresh produce. The addition of these commodities enables us to impact virtually all components of a consumer’s dinner plate – protein, produce, dairy, grain and even a glass of wine. And the more real estate we cover on a consumer’s plate, the more opportunity we have to generate consumer pull-through demand for our brand. Think about that for a minute. Right now, among our handful of competitors, there are only a few that cover even a couple of standards and food groups. We cover virtually all food groups and by far more standards than any other verification entity. This is our central strategy of building a competitive moat around the business.

●	SureHarvest also brings a broad range of solutions that either augment or complement our own solutions portfolio. Chief among these is their flagship Sustainability MIS solution that is used by growers and trade groups to measure various sustainability metrics in what is one of the fastest growing class of standards in American agriculture. SureHarvest has developed a comprehensive SaaS-based solution and has really written the book on sustainability on the farm and vineyard side of things.

●	And finally, SureHarvest brings a valuable patent portfolio that we believe can be monetized over time with hundreds of food brands who are currently using methods of traceability that are covered by those patents.

●	The integration of SureHarvest is going smoothly. The synergies and cross-selling opportunities that we envisioned are beginning to manifest in various ways, including some we hadn’t even contemplated. Let me give you a few examples:

○	Here’s an example: The Almond Board of California and roughly 10% of California almond producers are engaged with SureHarvest’s Sustainability MIS engine, which is a self assessment that requires follow-up audits. Following the acquisition announcement we started hearing from almond producers interested in our auditing services not only because of our experience in the field but due to our ability to bundle other audits such as organic. And in addition to going after these customers, we are going after the 90% of California almond growers who are not yet on the program. And of course there are similar opportunities with trade associations and producers in the other commodities SureHarvest covers that are surfing on the sustainability tsunami and have similarly low penetration rates and where the real growth is still ahead of us.

○	We also believe there are several major almond brands that will build upon this success to help them market their own consumer outreach programs.

○	Let me give you another example of an intriguing new business opportunity: The California Sustainable Winegrowing Alliance just recently launched a new standard and label called Certified Sustainable. This was in response to a research initiative that showed a majority of the U.S. wine trade considers sustainability when making purchasing decisions and demand is expected to increase over the next decade. In order to display the Certified Sustainable logo on bottles, both vineyards and wineries must be certified by an independent third party.

The point I’m trying to make is that Where Food Comes From – by virture of the SureHarvest acquisition – has significantly strengthened its position as America’s most diversified and most experienced provider of certifications of food claims – an industry that by most accounts is still in its infancy and poised to grow well into the future as food producers strive to keep pace with consumer preferences.

I’ll close by steering the discussion back around to our financial performance. Assuming the industry continues to grow and we continue to participate in that growth, we believe that the platform we have established is highly scalable and has the capacity to manage a business two or three times our current size without making any commensurate incremental investments in personnel or technology. This obviously bodes well for our bottom line – and with that I’ll open the call to questions….operator?

Question-and-Answer Session

Operator - [Operator Instructions] Our first question comes from the line of Ian Cassel with MicroCap Club. Please go ahead with your questions.

Ian Cassel - Hi John, I have two questions, I think the first one is you talked a little bit about the SureHarvest MIS with that platform continues to be a really robust platform and we are talking about sustainability, do you have any plans to take that to other two groups even within your other subsidiaries?

John Saunders - Great question. Yes that was a big part of our strategy and we have already began to utilize the platform that SureHarvest has to integrate with our operations around beef and pork and poultry and to create one standard strategic place for benchmarking data for large food companies looking to benchmark themselves against those in the industry as a whole.

Ian Cassel - Okay. But that kind of goes into my next question, you mentioned this sustainability Tsunami that you see, can you maybe quantify that little bit more and expand on that, what exactly you are seeing maybe within your own customer base for potential brands that are looking to tackle this sustainability issue?

John Saunders - Well we were clearly public early last year the pledge that one of our large customers Danone had made to their customers and the direction that they were heading around sustainability, naturality and transparency, so you don’t have to look much further than what they are doing, what is important about what SureHarvest brings and why their software as a service model is so important to us and our future plans is they have been an area that has been affected by sustainability for more than 20 years.

So as I mentioned their innovation and their customers have led them down path that really the industry standard for what sustainability looks like from a production agriculture standpoint. And they built not only the sustainability MIS which is an industry base tool, benchmarking tool but also their farming MIS which is natural tool utilized by production agriculture vendors to manage the day to day operations of their facilities.

Both of those tools we see first of all working very seamlessly together but having a massive appeal in other industries that we are working and then down the road to international opportunities.

Ian Cassel - Okay. Thank you.

Operator - [Operator Instructions] Our next question comes from the line of Travis Wiedower, Wiedower Capital. Please proceed with your questions.

Travis Wiedower - Hi John, can you update us on the labeling segment and kind of how you see that evolving over the next say two to five years?

John Saunders - Sure. We continue to spend the majority of our time looking at ways that we can continue to promote the labeling program and the verification that represents to the producers that are utilizing the program. We have had a long-term relationship with them, we have had announced a large poultry producer, North Poultry that has a branded product in Whole Foods about 150 stores under their defined menu brands, I’m excited to report that we have several opportunities both retail and quick service that we continue to move closer to either wise in the program and developing the systems in place.

So I think over the next 6 to 12 months, you will have more good news about the labeling program and the growth of it.

Travis Wiedower - Okay, thanks. That is good to hear. And then you conducted I believe a 183 onsite orders for the McDonalds pilot program, couple years ago in Canada. Are there a 183 farmers now annual customers of your or are those one time audits for our pilot.

John Saunders - The program was the pilot project. So, it had a definitely beginning an end. All of the producers that were engaged in that program continued to be the part of the Canadian round table for sustainable group and that improvement is in the process as is the United States round table for sustainable beat and kind of flushing out the results of that pilot project and then what the mechanism is going to be that standard in those producers that engaged in the program.

We continue to be a part of that process and as the new process goes, there is a significant amount of time that goes into development of that and then also continuing to look at how that’s going to be implemented on a broad basis across the industry that they reflect. So, we’re pretty hopeful that the work that was done as part of the program and produces that were engaged in that program will be the foundation for what becomes more board based program in Canada.

Operator - [Operator Instructions] Our next question comes from the line of Marc Robins with Catalyst Research. Please go ahead with your question.

Marc Robins - Hi, thank you. Hello John. President Trump has really kind of changed a lot of things at a variety of government agencies FDA, EBA, HHS and so forth. I’m just wondering, it’s still only what just four weeks into his first term, are you seeing any indication or has there been any indication that there is going to be some changes in the USDA and any of the other agencies that you might interact with?

John Saunders - Interestingly enough we have not. We have not seen any change, nor an indication of change. I’ll give you one area that we were a little more concerned about and that is trade and we were we talk last, I think last quarter about China. They made an announcement last year that they were going to reintroduce tax force in China. There is a whole process that you have go through.

So, based on the results of the election, I think we were a little unsure of what that was going to mean, but we’ve learned that there is going to mission to China that happened postelection and those negotiations continue to move along. So, it’s very positive or we’ve didn’t see what we necessarily thought we might see with the new administration but specifically, in any of the organizations that work with, we’ve seen almost no change in fact we probably seen a little bit of the speed there.

Marc Robins - And as I think about that really so many of the services that you provide at least now are caused by demand pull from the consumer rather that a cost push kind of situation from the government, is that a correct characterization or am I reaching for starts here.

John Saunders - You’re exactly right and even when you look at the global food safety mission, which is really the core backbone of what’s been there and the implementation of statement is going to look like meaning that there is three or four standards that are part of that we work with rescue at the BRC and those two programs, I think are probably and I don’t have numbers on this typically but they are among our fastest growing audits and verifications that we do and those are entirely driven by international standards and large multinational companies. They have nothing to do with [indiscernible] was a part of that, but it’s the customers that are forcing it down through the supply chain.

Marc Robins - Great, looks like exciting improvement being there. Thank you, sir.

Operator - [Operator Instructions] Our next question comes from the line of Terry Thompson, Private Investor. Please go ahead with your questions.

Terry Thompson - Hello, John, congratulations on yet another great quarter and another great year, by the way I really enjoyed your and Jeff’s article in [indiscernible] if I could, I’d like to step back to the McDonalds question. Has there been any talk about then possibly bringing - doing an pilot project or something here in the U.S. with you, or could you talk about that?

John Saunders - I go to Leann, I’m going to let her to answer that one.

Leann Saunders - So Terry, as part of the U.S. for sustainable beef and they are looking and doing some field project works and we are very engaged in the U.S. roundtable it’s similar to what’s happening in Canada with the DRSC, it’s a multi stakeholder initiative and so they are starting to looking at some pilot project opportunities in United states.

Terry Thompson - That’s great news and then one other question. Have you all given any more thought you think it’s time to think about listing on one of the big board’s is there anything moving on that direction.

John Saunders - Good question. I will tell you Terry we probably evaluate that question weekly and we think about finding the right point in time to do it and I will say that we continue to build our internal process business systems necessary to do that. And again keep those exchanges that we’re evaluating are very, very eager for us to move up. But we’re unsure of the right time, I guess I will just stand by saying, yes we think about it all the time and it will...

Terry Thompson - Fantastic.

John Saunders - Okay.

Terry Thompson - Okay. I understand it’s pretty expensive but I don’t have any idea of that - but as always about year judgment, you all were doing a great job and I couldn’t be more pleased. Thank you. I will see you in May.

Operator - [Operator Instructions] It does seem that we have no further questions at this time. I would like to turn the floor back over to management for any closing comments.

John Saunders - Well once again thank you all for your participation and the valued questions. I can tell you we are all - here in our new office and we are extremely excited about 2017 and lot of the new projects and old customers that we have been working with. So, lots of good things to come in 2017. Thank you all, bye.

Operator - Thank you. Ladies and gentlemen this concludes today’s teleconference. You may disconnect your lines at this time. And thank you for your participation.